                                                                    Exhibit 99.1

                                                       For Information, Contact:
                                                       Mark A. Hellerstein
                                                       Robert T. Hanley
                                                       303-861-0934

FOR IMMEDIATE RELEASE

  ST. MARY ANNOUNCES RETIREMENT OF THOMAS E. CONGDON AS BOARD CHAIRMAN

DENVER, September 20, 2002 - St. Mary Land & Exploration Company (Nasdaq:
MARY) announced today that Thomas E. Congdon, 76, retired yesterday as its
Chairman of the Board of Directors. Mr. Congdon will continue to serve the
Company as a Board member.

The Company also announced that Mark A. Hellerstein was elected Chairman of the
Board. Mr. Hellerstein will assume the Chairman's duties in addition to his current duties as President and Chief Executive Officer of the Company.

"Tom has been an officer or Chairman of St. Mary since he moved the Company to
Denver in 1966. Under his guidance, St. Mary has transformed itself from a royalty distribution company to a passive oil and gas and real estate investment vehicle to a fully operating public oil and gas company. Few companies, regardless of their greatness, survive for 94 years, let alone are currently listed by Fortune magazine as one of the ten fastest growing companies in
America. His leadership and vision have been vital to the success we have enjoyed. We are pleased that Tom will remain on the Board and we look forward to his continued involvement in the Company for many years to come," said Mr.
Hellerstein.

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